Exhibit 10.1

Flexion Therapeutics 10 Mall Road, Suite 301, Burlington MA 01803 www.flexiontherapeutics.com info@flexiontherapeutics.com 781.305.7777

April 4, 2018

David Arkowitz

Dear David:

We are pleased to offer you employment with Flexion Therapeutics, Inc. (the "Company") as Chief Financial Officer, reporting to Michael Clayman, Chief Executive Officer. Your start date is anticipated to be May 7, 2018.

Compensation: Your compensation package includes the following:

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Salary. A base salary at the rate of $15,384.62 on a bi-weekly basis (which equates to $400,000 on an annualized basis), less payroll deductions and all required withholdings and payable in accordance with the Company's standard payroll practices as may be modified from time to time. As an exempt salaried employee you are not eligible for overtime pay. You are eligible for performance reviews on a periodic basis, and may be eligible for annual salary increases as long as you remain employed by Flexion.

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Bonus. A discretionary target performance bonus of forty percent (40%) of your base salary (which bonuses, if any, are calculated annually, and subject to approval by the Board of Directors of the Company (the "Board")). Among other eligibility factors for such a discretionary bonus to be determined by the Board, you must be employed in good standing at the time that bonuses are paid out in order to be eligible for such a bonus.  Bonuses are paid on or before March 15th of the calendar year following the applicable “bonus” year.

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Equity. (1) Subject to Board approval, as an inducement to your commencement of employment you will be granted an option (the “Option”) under the Company’s equity incentive plan in place at the time of grant (the "Plan"), to purchase 115,000 shares of common stock of the Company at an exercise price per share equal to the fair market value per share of the Company's common stock on the date of grant.  The Option will vest as to 25% of the shares of common stock underlying such Option on the one year anniversary of your employment commencement date and as to 1/48th of the shares of common stock underlying such Option in equal monthly installments on the last day of each month thereafter, subject to your Continuous Service (as defined in the Plan) through each such vesting date.  All other terms, conditions, and limitations of the Option will be set forth in a stock option grant notice, the Company's standard stock option agreement and the Plan (collectively, the “Stock Option Documents,” which shall govern your Option).  To the extent there is a conflict between this Agreement and the Stock Option Documents, the Stock Option Documents shall govern.

(2)In addition, subject to Board approval and as an inducement to your commencement of employment, you will be granted under the Plan 30,000 restricted stock units (“RSUs”).  Subject to your Continuous Service with the Company through each vesting date, 25% of the shares of common stock subject to the RSUs will vest on each anniversary of your employment commencement date so that all of the shares subject to the RSU will vest four years from the date of this Agreement.  All other terms, conditions, and limitations of the RSUs will be set forth in a Restricted Stock Unit Grant Notice, the Company's Restricted Stock Unit Award Agreement and the Plan (collectively, the “RSU Documents,” which shall govern your RSUs).  To the extent there is a conflict between this Agreement and the RSU Documents, the RSU Documents shall govern.

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Change of Control Severance Benefits. You are eligible for benefits under the Company’s Change in Control Severance Benefit Plan (the “CIC Plan”) and Participation Agreement (the “Participation Agreement”), which is included with this Agreement.

Benefits:  You will be eligible to participate on the same basis as similarly situated employees in the Company's benefit plans in effect from time to time during your employment.  All matters of eligibility for coverage or employee benefits under any benefit plan shall be determined in accordance with the provisions of such plan. For a more detailed understanding of the Company’s benefits and the eligibility requirements, please consult the policies and summary plan descriptions for the programs which will be made available to you.  Please note that the Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion.

At-Will Employment; Certain Conditions of Employment:  Your employment with the Company is “at will,” which means that the Company may modify the terms of employment at any time, and either you or the Company may terminate your employment at any time for any or no reason, with or without prior notice.  Along these same lines, please note that nothing in this Agreement is a promise or guarantee of employment for any specific period of time or for continued employment.

In addition to the above, by signing this Agreement you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations, and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty to or duties for the Company. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company.

You further acknowledge that the Company’s board of directors has determined that you will be performing significant policy-making functions for the Company and shall therefore be regarded as a Section 16 officer of the Company pursuant to Section 16(a) of the Securities Exchange Act (“Section 16 Officer”).  For so long as the Company’s board of directors continues to regard you as a Section 16 Officer, you acknowledge your obligation to make certain periodic filings with the SEC, including but not limited to, the “Initial Statement of Beneficial Ownership of Securities” on Form 3 and the “Statement of Changes of Beneficial Ownership of Securities” on SEC Form 4.  You represent and warrant that you will timely comply with all obligations relating to your role as a Section 16 Officer.

Severance Eligibility: Subject to the other provisions of this Agreement, upon termination of your employment, the Company shall pay your base salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings (the “Accrued Obligations”).  In addition, you will be eligible for the following severance benefits if your employment is terminated under the circumstances described below.

If the Company terminates your employment without Cause (as defined below) or if you terminate your employment for Good Reason (as defined below) and provided such termination constitutes a “Separation from Service” (as defined under U.S. Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder) and such termination is not as a result of your death or Disability, then in addition to the Accrued Obligations, you will be eligible to receive the following benefits:

(i)You shall continue to receive your then-current base salary (ignoring any decrease that forms the basis for your termination for Good Reason, if applicable), less standard deductions and withholdings, for fifteen (15) months following the date of termination (the “Severance Period”).

(ii)If you are eligible for and timely elect to continue your health insurance coverage under the Company’s group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985 or the state equivalent (“COBRA”), the Company will pay the COBRA premiums for you and your eligible dependents until the earlier of (A) the end of the Severance Period, (B) the expiration of your eligibility for the continuation coverage under COBRA, or (C) such time as you become employed by another employer or self-employed through which you are eligible for health insurance (thereafter, you will be responsible for all COBRA premium payments, if any) (such period from your termination date through the earliest of (A) through (C), the “COBRA Payment Period”). For purposes of this Section, references to COBRA premiums shall not include any amounts payable by you under an Internal Revenue Code Section 125 health care reimbursement plan. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the Company cannot provide the COBRA premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof pay you a taxable cash amount, which payment shall be made regardless of whether you elect health care continuation coverage (the “Health Care Benefit Payment”). The Health Care Benefit Payment shall be paid in monthly installments on the same schedule that the COBRA premiums would otherwise have been paid to you and shall be equal to the amount that the Company would have otherwise paid for COBRA premiums (which amount shall be calculated based on your COBRA premium for the first month of coverage), and shall be paid until the earlier of (i) expiration of the COBRA Payment Period or (ii) the date you voluntarily enroll in a health insurance plan offered by another employer or entity.

(iii)If your termination occurs within one (1) month prior to or twelve (12) months following a Change in Control, you shall be eligible to receive the payments and benefits as described in the Company’s Change in Control Severance Benefit Plan (the “CIC Plan”) and the Participation Agreement thereunder (the “Participation Agreement”) attached thereto.  If as a result of your termination or resignation you become entitled to severance benefits under the CIC Plan and you are also entitled to severance benefits described under Sections (i) and (ii) of the “Severance Eligibility” section of this Agreement above, the severance benefits under the CIC Plan shall be provided in lieu of the severance benefits you are entitled to under Sections (i) and (ii) of the “Severance Eligibility” section of this Agreement described above.

Severance benefits under this Agreement are expressly conditioned upon (a) your delivery to the Company of a signed release and waiver of claims in such form as may be specified by the Company (the “Release”) within the applicable deadline set forth therein, and permitting the Release to become effective in accordance with its terms no later than the Release Deadline (as defined in the Section 409A Section below); and (b) your fully complying with your obligations under your Proprietary Information, Inventions, Non-Solicitation, and Non-Competition Agreement.

For the avoidance of doubt, you shall not be eligible for severance and continued benefits (other than the Accrued Obligations) if you resign without Good Reason, are terminated by the Company for Cause, or are terminated due to your death or Disability.

Definitions: For purposes of this Agreement, the following terms shall have the following meanings set forth in the CIC Plan: Cause, Good Reason, and Change in Control.

Section 409A: Notwithstanding anything in this Agreement to the contrary, the following provisions apply to the extent severance benefits provided herein are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”). Severance benefits shall not commence until you have a Separation from Service. Each installment of severance benefits is a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i), and the severance benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if such exemptions are not available and you are, upon Separation from Service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits payments shall be delayed until the earlier of (i) six (6) months and one day after your Separation from Service, or (ii) your death. You shall receive severance benefits only if you execute and return to the Company the Release within the applicable time period set forth therein and permit such Release to become effective in accordance with its terms, which date may not be later than sixty (60) days following the date of your Separation from Service (such latest permitted date, the “Release Deadline”). If the severance benefits are not covered by one or more exemptions from the application of Section 409A and the Release could become effective in the calendar year following the calendar year in which your Separation from Service occurs, the Release will not be deemed effective any earlier than the Release Deadline. None of the severance benefits will be paid or otherwise delivered prior to the effective date of the Release. Except to the minimum extent that payments must be delayed because you are a “specified employee” or until the effectiveness of the Release, all amounts will be paid as soon as practicable in accordance with the schedule provided herein and in accordance with the Company’s normal payroll practices.  All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by you during the time periods described in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.  The benefits under this Agreement are intended to qualify for an exemption from application of Section 409A or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly.

Compliance with Rules, etc.:  You will comply at all times with (i) all Company policies, rules and procedures as they may be established, stated and/or modified from time to time at the Company’s sole discretion, (ii) the terms of that certain Proprietary Information, Inventions, Non-Solicitation, and Non-Competition Agreement, and (iii) all laws and regulations applicable to the Company’s business and your performance of your duties for the Company.

General:  By signing this Agreement, you acknowledge that the terms described in this letter, together with the Equity Documents, CIC Plan, Participation Agreement, and Proprietary Information, Inventions, Non-Solicitation, and Non-Competition Agreement attached hereto, set forth the entire offer to you and understanding between you and the Company and supersedes any prior representations or agreements, whether written or oral pertaining to the subject matter herein.  You further acknowledge that there are no terms, conditions, representations, warranties or covenants other than those contained herein. No term or provision of this letter may be amended waived, released, discharged or modified except in writing, signed by you and an authorized officer of the Company, except that the Company may, in its sole discretion, adjust salaries, incentive compensation, stock plans, benefits, job titles, locations, duties, responsibilities, and reporting relationships.

We look forward to your continued contributions to the Flexion team.

Sincerely,

/s/ Michael D. Clayman
Michael Clayman
Chief Executive Officer

ACCEPTED AND AGREED TO:

Name:	/s/ David Arkowitz	Date:	7 May 2018
David Arkowitz

Attachments:

Change in Control Severance Benefit Plan Participation Agreement

Proprietary Information, Inventions, Non-Solicitation, and Non-Competition Agreement

Indemnity Agreement

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